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                                                                    EXHIBIT 21.1

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                                                       SUBSIDIARIES

Lexar Media K.K.                                Incorporated under the laws of Japan

Lexar Media (Europe) Limited                    Incorporated under the laws of the United Kingdom

Lexar Media International Limited               Incorporated under the laws of the Republic of Ireland

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